Exhibit 10.18

SECOND AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 16th day of December, 2015, by and between SILICON VALLEY BANK (“Bank”) and AIRGAIN, INC., a California corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 21, 2012 (as the same may from time to time be amended, modified, supplemented or restated, including without limitation by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of December 12, 2013, collectively, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has informed Bank that Borrower intends to consummate the SkyCross Asset Purchase (as defined in the Loan Agreement, as amended by this Amendment).

D. Borrower has requested that Bank consent to the SkyCross Asset Purchase and amend the Loan Agreement as more fully set forth herein.

E. Bank has agreed to so consent to the SkyCross Asset Purchase and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent. Notwithstanding any provision to the contrary in Sections 7.4 or 7.6 of the Loan Agreement, Bank hereby consents to Borrower’s consummation of the SkyCross Asset Purchase.

3. Amendments to Loan Agreement.

3.1 Section 2.1.3 (Term Loan). New Section 2.1.3 hereby is added to the Loan Agreement as follows:

“2.1.3 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement and provided that the conditions precedent to the making thereto have been satisfied, Bank shall make a term loan to Borrower on or about the Second Amendment Effective Date, in an amount equal to Four Million Dollars ($4,000,000) (the “Term Loan”). Borrower shall use the proceeds of the Term Loan to finance the SkyCross Asset Purchase.

(b) Repayment. Borrower shall repay the Term Loan in (i) thirty-six (36) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”) commencing on January 1, 2016 and continuing on the first day of each month thereafter through the Term Loan Maturity Date. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

(c) Prepayment.

(i) Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal, plus accrued and unpaid interest thereon, (ii) the Final Payment and (iii) all other sums, if any, that shall have become due and payable hereunder in connection with the Term Loan.

(ii) Permitted Prepayment. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay in whole or in part the Term Loan advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (a) all outstanding principal, plus accrued and unpaid interest with respect to the prepaid Term Loan, (c) the Final

Payment and (c) all other sums, if any, that shall have become due and payable hereunder in connection with the prepaid Term Loan. Any partial prepayment of the Term Loan paid by Borrower shall be applied to prepay amounts owing under the Term Loan in inverse order of maturity.

(d) Interest on the Term Loan. Subject to Section 2.1.3(e), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to five percentage points (5.00%), which interest shall be payable monthly.

(e) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations under the Term Loan shall bear interest at the Growth Capital Default Rate as defined in and in accordance with Section 2.1.2(f).

(f) Computation; 360-Day Year. In computing interest for the Term Loan, the Funding Date shall be included and the date of payment shall be excluded; provided, however, that if any portion of the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such portion of the Term Loan. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(i) Debit of Accounts. For each Term Loan Payment, Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(j) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first (1st) calendar day of each month.

(k) Payments; Application of Payments.

(i) All payments (including prepayments) to be made by Borrower in connection with the Term Loan under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(ii) Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement in connection with the Term Loan when any such allocation or application is not specified elsewhere in this Agreement.”

3.2 Section 2.4.1 (Final Payment). The Final Payment, when due hereunder.

3.3 Section 6.7 (Liquidity Ratio). Section 6.7 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.7 Financial Covenants. Effective until all Obligations owing under the Growth Capital Advances and the Term Loan are repaid in full in cash and Bank no longer has any obligation to make Growth Capital Advances under the Loan Agreement, maintain at all times, measured as of the last day of each month:

(a) Liquidity Ratio. Borrower shall maintain at all times, measured as of the last day of each month, a Liquidity Ratio of not less than 1.25 to 1.00.

(b) EBITDA. Borrower shall maintain at all times, measured as of the last day of each fiscal quarter of Borrower, on a trailing six (6) month basis, EBITDA of not less than the following amounts for the respective periods below:

Measuring Period Ending:	Minimum EBITDA
December 31, 2015	($350,000)
March 31, 2016	($350,000)
June 30, 2016	$1.00
September 30, 2016	$250,000
December 31, 2016	$500,000
March 31, 2017 and thereafter	$750,000 ”

3.4 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement hereby are added, or amended and restated, as follows:

“Account Advance Maturity Date” is April 3, 2018.

“Credit Extension” is any Advance, any Growth Capital Advance, Term Loan or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) fair market value adjustments for warrants.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the Term Loan Maturity Date or (b) the acceleration of the Term Loan, equal to the Term Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is one and one half of one percent (1.50%).

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Second Amendment Effective Date” is December 16, 2015.

“SkyCross Asset Purchase” means the assignment to Borrower of certain customer contracts and related assets from SkyCross, Inc. for an aggregate purchase price of approximately Five Million Dollars ($5,000,000) (inclusive of an upfront payment of approximately Four Million Dollars ($4,000,000) and a deferred payment of One Million Dollars ($1,000,000)

following the expiration or termination of the transition services agreement relating thereto.

“Streamline Period” means any period of time where Borrower maintained a Liquidity Ratio greater than or equal to 1.50 to 1.00 at all times during the prior three (3) Reconciliation Periods; provided that any Streamline Period shall immediately terminate upon the occurrence of an Event of Default and no new Streamline Period shall begin until Borrower has maintained a Liquidity Ratio of at least 1.50 to 1.00 at all times for three (3) consecutive Reconciliation Periods thereafter.

“Term Loan” is defined in Section 2.1.3(a) of this Agreement.

“Term Loan Maturity Date” is December 1, 2018.

“Term Loan Payment” is defined in Section 2.1.3(b) of this Agreement.

2.7 Exhibit B to the Loan Agreement hereby is replaced with Exhibit B attached hereto.

4. Limitation of Amendments.

4.1 The amendments set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) updated Borrowing Resolutions for Borrower and (c) payment of all Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts at Bank.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK SILICON VALLEY BANK		BORROWER AIRGAIN, INC.

By:		By:
Name:	/s/ Kadie Sobel	Name:	/s/ Charles Myers
Title:	VP	Title:	CEO

[Signature Page to Second Amendment to Amended and Restated

Loan and Security Agreement]

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of AIRGAIN, INC. (“Borrower”) certify under the Amended and Restated Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending                      (all capitalized terms used herein shall have the meaning set forth in this Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

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Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the Financial Covenant(s) set forth in Section 6.7 of this Agreement. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

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Streamline Availability

	Required	Actual	Compliance
Liquidity Ratio	1.50 :1.00	___ : 1.00	Yes No

Financial Covenant

	Required	Actual	Compliance
Liquidity Ratio*	1.25 :1.00	___ : 1.00	Yes No
EBITDA	**	$_______	Yes No

*	Effective until all Obligations owing under the Growth Capital Advances and the Term Loan are repaid in full in cash and Bank no longer has any obligation to make Growth Capital Advances under the Loan Agreement
**	measured as of the end of each fiscal quarter, on a trailing 6-month basis:

Measuring Period Ending:	Minimum EBITDA
December 31, 2015	($350,000)
March 31, 2016	($350,000)
June 30, 2016	$1.00
September 30, 2016	$250,000
December 31, 2016	$500,000
March 31, 2017 and thereafter	$750,000

All other representations and warranties in this Agreement are true and correct in all material respects on this date, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to

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a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.

Sincerely,

AIRGAIN, INC.

Signature

Title

Date

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BORROWING RESOLUTIONS

Silicon Valley Bank

CORPORATE BORROWING CERTIFICATE

BORROWER: AIRGAIN, INC.	DATE: December 16, 2015

BANK: Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of California.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

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RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                      of Borrower, hereby certify as to paragraphs 1 through 5 above, as

[print title]

of the date set forth above.

By:
Name:
Title:

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